Exhibit 99.1
PENWEST REPORTS SECOND QUARTER AND SIX MONTH 2007
FINANCIAL RESULTS
DANBURY, CT, July 27, 2007 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the second quarter and six months ended June 30, 2007.
Second Quarter
Total revenues for the second quarter of 2007 were $712,000, compared with $1.1 million in the second quarter of 2006. The decrease reflects a reduction in royalties from Mylan Pharmaceuticals Inc. on sales by Mylan of Pfizer Inc.’s 30 mg generic version of Procardia XL®.
Net loss for the second quarter of 2007 was $9.0 million, or $0.39 per share, compared to a net loss of $7.4 million, or $0.33 per share, in the second quarter of 2006.
Selling, general & administrative (SG&A) expenses were $3.7 million for the second quarter of 2007, compared with $3.8 million for the second quarter of 2006. The decrease of $182,000 is primarily attributable to decreased costs associated with market research, which were partially offset by increased stock-based compensation expense.
R&D expenses were $6.0 million for the second quarter of 2007, compared with $5.2 million for the second quarter of 2006. The increase reflects increased spending on the development of nalbuphine ER.
Jennifer L. Good, President and Chief Executive Officer of Penwest, said, “We made important progress in growing our product pipeline and executing our drug development strategy during the second quarter and first half of 2007. We began dosing the Phase IIa clinical study of nalbuphine ER during the second quarter, which was an important step in the development of this product. At the same time, we continued to advance development work on other compounds in our portfolio.
“Furthermore, as we recently announced, we entered into a collaboration and license agreement with Edison Pharmaceuticals to develop drug candidates focused on treating orphan mitochondrial respiratory chain diseases. We are already commencing safety and toxicology work on the first of these candidates, A0001, and anticipate submitting an IND and commencing Phase I trials in early 2008.”
Interest expense for the quarter and six months ended June 30, 2007 reflects interest on the term loan for $12.0 million entered into in March 2007.
As of June 30, 2007, Penwest had $37.6 million in cash, cash equivalents and marketable securities, compared with $40.6 million as of December 31, 2006.

Six Months Ended June 30, 2007
For the six months ended June 30, 2007, total revenues were $1.6 million, compared with $2.0 million for the six months ended June 30, 2006. Revenues in both periods were generated primarily from royalties on sales by Mylan of Pfizer’s 30mg generic version of Procardia XL®. Revenues for the six months ended June 30, 2007 were lower than in the comparable period of 2006 due to a decrease in royalties from Mylan. This decrease in Mylan royalties was partially offset by increased revenues from Penwest’s sales of bulk TIMERx material to Endo in the six months ended June 30, 2007 for use in Opana® ER, which constituted all product sales in such period.
Net loss for the six months ended June 30, 2007 was $15.9 million, or $0.69 per share, compared with a net loss of $13.7 million, or $0.61 per share, for the six months ended June 30, 2006.
SG&A expenses for the six months ended June 30, 2007 increased $76,000 to $7.4 million from $7.3 million for the six months ended June 30, 2006. The increase primarily reflects increased facility-related costs, and legal fees associated with business development activities and general corporate matters, including compliance with new SEC reporting requirements. These increases were offset by decreased market research expenses in the six months ended June 30, 2007, compared to the six months ended June 30, 2006, reflecting the significant market research activities Penwest conducted in the 2006 six month period.
R&D expenses for the six months ended June 30, 2007 increased $861,000 to $10.4 million, from $9.6 million for the six months ended June 30, 2006. The increase reflects increased spending on the development of nalbuphine ER, which was partially offset by decreased expense recorded for stock-based compensation.
Conference Call and Webcast
Jennifer L. Good, President and Chief Executive Officer, Benjamin L. Palleiko, Senior Vice President, Corporate Development and Chief Financial Officer, and Dr. Thomas R. Sciascia, Senior Vice President, Clinical Development and Regulatory Affairs and Chief Medical Officer, will be holding a conference call today at 11:00 am EDT to review the Company’s financial results for the second quarter and first six months of 2007. The dial-in numbers for the call are: Domestic - 877-809-3716; International - 706-634-9511. The conference ID is “6322630.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest web site at www.penwest.com.
Penwest Pharmaceuticals
Penwest is a specialty pharmaceutical company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for diseases of the nervous system. The Company is currently applying its drug delivery and drug development expertise to a pipeline of potential products that are in various stages of development. The Company intends to commercialize these products independently or through third party alliances.

Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER and our reliance on Endo for the commercial success of Opana ER; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions, such as the planned IND submission for A0001, and regulatory actions; uncertainty of success of collaborations including the collaboration with Edison Pharmaceuticals; the timing of clinical trials, including the impact of enrollment rates; whether the results of clinical trials will warrant further clinical trials or warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Contacts:	Investors: Ben Palleiko/Diane D’Alessandro (203) 796-3700 (877) 736-9378	Media: Laura Walters Kekst and Company (212) 521-4800

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Quarter Ended		Six Months
	June 30		Ended June 30
	2007	2006	2007	2006
Revenues:
Royalties & licensing fees	$546	$929	$1,265	$1,860
Product sales	166	146	289	180

Total revenues	712	1,075	1,554	2,040
Cost of revenues	144	33	254	55

Gross profit	568	1,042	1,300	1,985

Operating Expenses:
Selling, general and administrative	3,667	3,849	7,388	7,312
Research and product development	6,042	5,221	10,426	9,565

Total operating expenses	9,709	9,070	17,814	16,877

Loss from operations	(9,141)	(8,028)	(16,514)	(14,892)
Investment income	530	612	1,019	1,173
Interest expense	(347)	—	(417)	—

Net loss	$(8,958)	$(7,416)	$(15,912)	$(13,719)

Basic and diluted net loss per common share	$(0.39)	$(0.33)	$(0.69)	$(0.61)

Weighted average shares of common stock outstanding	23,185	22,796	23,164	22,522

Other Information

	June 30, 2007	December 31, 2006
Cash, cash equivalents and marketable securities	$37,589	$40,590